Exhibit 99.B(d)(3)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING VARIABLE INSURANCE TRUST

OPERATING EXPENSE LIMITS

Name of Fund*	Guarantee Maturity Date	Maximum Operating Expense Limit (as a percentage of average daily net assets)
ING GET U.S. Core Portfolio - Series 5	September 9, 2011	0.65% during the offering period 1.00% during the guarantee period
ING GET U.S. Core Portfolio - Series 6	December 9, 2011	0.65% during the offering period 1.00% during the guarantee period
ING GET U.S. Core Portfolio - Series 7	March 8, 2012	0.65% during the offering period 1.00% during the guarantee period
ING GET U.S. Core Portfolio - Series 8	June 7, 2012	0.65% during the offering period 1.00% during the guarantee period
ING GET U.S. Core Portfolio - Series 9	September 6, 2012	0.65% during the offering period 1.00% during the guarantee period
ING GET U.S. Core Portfolio - Series 10	December 5, 2012	0.65% during the offering period 1.00% during the guarantee period
ING GET U.S. Core Portfolio - Series 11	February 28, 2013	0.65% during the offering period 1.00% during the guarantee period
ING GET U.S. Core Portfolio - Series 12	June 20, 2013	0.65% during the offering period 1.00% during the guarantee period
ING GET U.S. Core Portfolio - Series 13	December 19, 2013	0.65% during the offering period 1.00% during the guarantee period
ING GET U.S. Core Portfolio - Series 14	June 19, 2014	0.65% during the offering period 1.00% during the guarantee period

/s/ HE

HE

Effective Date: November 30, 2009

*                                         Effective through to the Guarantee Maturity Date, thereafter this limit is subject to change if the Agreement is extended as contemplated in Section 3.